INACOM CORP. AND SUBSIDIARIES (Includes Retroactive Impact of Vanstar Merger)
EXHIBIT 12
RATIO OF EARNINGS TO FIXED CHARGES
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                                                                1998          1997           1996
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
   Earnings (loss) from continuing operations               ($8,560)       $65,403        $47,540
   Add provision for income taxes                             22,837        40,638         29,135
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                                                              14,277       106,041         76,675
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   Fixed Charges:
     Financing                                                66,513        60,311         34,768
     Interest factor portion of rentals                       16,052        13,815         10,493
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       Total fixed charges                                    82,565        74,126         45,261
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   Earnings before income taxes and fixed charges            $96,842      $180,167       $121,936
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   Ratio of earnings to fixed charges                           1.17          2.43           2.69
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